DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A
PREFERRED STOCK,

$0.001 PAR VALUE PER SHARE

I.DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation. The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, $0.001par value per share (the “Series A Preferred”).

B.Number of Shares. The number of shares of Series A Preferred authorized shall be Five Million (5,000,000) shares. Each share of Series A Preferred shall have a stated value equal to $100 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

C.Dividends. In the event that the Company’s Board of Directors declares a dividend payable to holders of any class of stock, the holder of each share of Series A Preferred Stock shall be entitled to receive a cumulative dividend, in each case equal in amount and kind to that payable to the holder of the number of shares of the Company’s common stock (“Common Stock”) into which that holder's Series A Preferred Stock could be converted on the record date for the dividend without giving effect to the conversion limitation set forth in Section III(D) hereof, but subject, however, to the Issuable Maximum set forth in Section III(E) hereof in the event that such dividends are paid in kind.

II.LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series A Preferred shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Company’s Common Stock, a liquidation preference equal to $110 per share (the “Liquidation Preference Amount”). If upon the occurrence of such event (a “Liquidation Event”) the assets and funds thus distributed among the Holders shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Preferred, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders, pro rata, based on the liquidation amounts to which such Holders are entitled.

Upon the completion of the distribution required by this Section, if assets remain in this Company, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to this section) and junior securities in accordance with the Certificate of Incorporation, as amended.

Notwithstanding the foregoing, at the option of the Holder of shares of Series A Preferred, such Holder may elect to convert the entire Liquidation Preference Amount into shares of Common Stock pursuant to a Voluntary Conversion as set forth in Section 5(a), effective immediately prior to a Liquidation Event.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or transfer of more than 50% of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section II.

III.CONVERSION

A.Optional Conversion. Subject to the limitations set forth below, each Holder shall have the right, at any time commencing after the issuance, to convert each one (1) share of Series A Preferred into one thousand (1,000) shares of Common Stock (the “Conversion Ratio”). In order to convert Series A Preferred into shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Company, and shall give written notice to the Company at such office that the Holder elects to convert the same, the number of shares of Series A Preferred so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile) (the “Conversion Notice”); provided, however, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series A Preferred are delivered to the Company as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company and its transfer agent to indemnify the Company from any loss incurred by it in connection with such certificates. Notice of conversion may be given by a Holder at any time during the day up to 5:00 p.m. New York City time and such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is received by the Company. Within three (3) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall deliver, or cause to be delivered, certificates evidencing such shares of its Common Stock and to forward the same to the Holder, or upon the election of the Holder, the Company shall transmit the shares of Common Stock to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the Holder or (B) the shares are eligible for resale by the Holders without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the Holder.

In case of conversion under this Section III of only a part of the shares of Series A Preferred represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series A Preferred which have not been converted, upon receipt of the original certificate or certificates representing shares of Series A Preferred so converted.  Until such time as the certificate or certificates representing shares of Series A Preferred which have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series A Preferred have been converted have been issued and delivered, the certificate or certificates representing the shares of Series A Preferred Stock which have been converted shall evidence the shares of Common Stock into which such shares of Series A Preferred have been converted.

B.Reserved.

C.Certain Adjustments. In the event of a reverse stock split, the Conversion Ratio will be adjusted proportionately such that, after such reverse stock split, each share of Series A Preferred will convert into the same number of shares of Common Stock into which it was convertible immediately preceding such reverse stock split. For purposes of example only, in the event that a reverse stock split is effected in the ratio of 1-for-10, the Conversion Ratio would be multiplied by 10, so 1,000 shares of Series A Preferred, convertible into 100,000 shares of Common Stock at a Conversion Ratio of 100 to 1 prior to such reverse split, would be reduced to 100 shares of Series A Preferred, but convertible into 100,000 shares of Common Stock at a Conversion Ratio of 1,000 to 1.

D.Conversion Limitations.  In no event shall the Holder, or any future Holder, be entitled to convert any portion of the Series A Preferred in excess of that portion of the Series A Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series A Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder may exercise multiple conversions that would, in the aggregate, result in the issuance of more than 9.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company to increase such percentage.

E.Delivery Failure.  If within five (5) business days of the Company's receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such Holder is entitled upon such holder's conversion of the Series A Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such Holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section III A and to which such Holder is entitled and (B) the VWAP of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section.

F.Reservation of Shares.  The Company shall, so long as any shares of Series A Preferred are outstanding, to the extent practicable, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series A Preferred are at any time convertible (without regard to the limitations on conversion set forth in Section III(D) hereof).  In the event that there are not a sufficient number of authorized and unissued shares of Common Stock available for the effecting of conversions of the Series A Preferred, the Company will use commercially reasonable efforts to effect an increase in the number of authorized shares or take other corporate action in order to satisfy such requirements for reservation of shares. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series A Preferred based on the number of shares of Series A Preferred held by each Holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a Holder shall sell or otherwise transfer any of such Holder 's shares of Series A Preferred, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred shall be allocated to the remaining Holders of Series A Preferred, pro rata based on the number of shares of Series A Preferred then held by such Holder.

IV.RANK

All shares of the Series A Preferred shall rank (i) senior to the Company’s Common Stock, Series A Preferred Stock and any other class or series of capital stock of the Company hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series A Preferred (each of the securities in clause (i) collectively referred to as “Junior Securities”) (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred, in each case as to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

V.VOTING RIGHTS

The Series A Preferred shall have voting rights such that each share of Series A Preferred shall have the equivalent vote of 100,000 shares of common stock. Holders shall be entitled to vote on any and all Company matters. As long as any shares of Series A Preferred are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series A Preferred, or (d) enter into any agreement with respect to any of the foregoing.

VI.MISCELLANEOUS

A.Status of Redeemed Stock. In case any shares of Series A Preferred shall be redeemed or otherwise repurchased, reacquired or returned for cancellation, the shares so redeemed, repurchased, reacquired or returned for cancellation shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

B.Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Preferred Stock Certificates.

C.Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series A Preferred (and the holders thereof) upon the unanimous written consent of the Holders.

D.Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company:

Discount Print USA, Inc.

6672 Spencer Street, STE 800

Las Vegas, Nevada 89119

Attn: Ronald Miller, CEO

If to the Holders, to the address listed in the Company’s books and records.